UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 12, 2016

Date of Report

(Date of earliest event reported)

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 NE 8th Street, Suite 800

Bellevue, Washington 98004

(Address of principal executive offices)

(425) 201-6100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2016, the Board of Directors (“Board”) of Blucora, Inc. (the “Company”) appointed John S. Clendening to serve as the Company’s President and Chief Executive Officer, effective April 4, 2016. Mr. Clendening will succeed William Ruckelshaus, who, as previously announced, is resigning from his position as President and Chief Executive Officer, effective March 31, 2016. In connection with his resignation as President and Chief Executive Officer, Mr. Ruckelshaus is also resigning from the Board effective March 31, 2016.

Also on March 12, 2016, the Board appointed Mr. Clendening to the Board effective April 4, 2016 to fill the vacancy left by Mr. Ruckelshaus. Mr. Clendening has been named a Class I director with a term expiring in 2018.

Prior to being appointed President and Chief Executive Officer, John S. Clendening, age 53, served as Executive Vice President and Co-Head, Investor Services Division at Charles Schwab & Co. Inc. in San Francisco from 2012-2015. Mr. Clendening also served as Executive Vice President, Shared Strategic Services from 2007-2011 and as Chief Executive Officer and Executive Vice President of Charles Schwab Bank from 2007-2009. From 2004-2007, Mr. Clendening served in executive roles with the Investor Services Division and Independent Investor Business Unit with Charles Schwab & Co., Inc. Prior to joining Charles Schwab & Co., Mr. Clendening served in various leadership roles at eMac Digital LLC and Living.Com. Mr. Clendening was also Chief Marketing Officer and Senior Vice President, Consumer Banking Group and Senior Vice President, Marketing and Strategy, Credit Card Division for First Union Corporation. He also served at The Coca-Cola Company, Frito-Lay, Inc. Division of PepsiCo, SEARS Specialty Merchandising Group and Booz-Allen & Hamilton, Inc. Mr. Clendening received a BA in economics from Northwestern University and an MBA from Harvard Graduate School of Business Administration.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Clendening effective as of April 4, 2016 (the “Employment Agreement”). Under the Employment Agreement, Mr. Clendening is entitled to, among other things: (i) an annual base salary of $500,000; (ii) a target bonus of 100% of base salary; (iii) 500,000 restricted stock units and a non-qualified stock option to purchase 1,000,000 shares of the Company’s common stock, each to vest 15% on the date of grant and the remainder to vest one-third on the first anniversary of the effective date of the Employment Agreement and then in equal semi-annual installments over the next two years, subject to continued employment; (iv) if Mr. Clendening’s employment is terminated without cause or for good reason not in connection with a change of control of the Company, a lump sum payment equal to one and one-half times his then current base salary and target bonus and 18 months of COBRA premiums, subject to his signing a release; (v) if he is terminated within 12 months of a change of control of the Company, (a) a lump sum payment equal to two times his then current base salary and target bonus and 18 months of COBRA premiums and (b) full acceleration of all unvested equity awards and a two year post-termination exercise period for his options; (vi) reimbursement for relocation and other related expenses up to a maximum of $135,000; and (vii) reasonable attorneys’ fees and expenses related to the negotiation and preparation of the Employment Agreement up to a maximum of $30,000.

In connection with the transition to a new President and Chief Executive Officer, Mr. Ruckelshaus has agreed to provide transition consulting services to the Company for a period of six months following his resignation, pursuant to a Consulting Agreement entered into by the Company and Mr. Ruckelshaus effective as of March 12, 2016 (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Ruckelshaus will provide up to ten hours per month of transition consulting services. In consideration for such services, the Company has agreed to pay Mr. Ruckelshaus a lump sum payment of $10,000 and extend the exercise period of his stock options for an additional 12 months.

The above descriptions are only a summary of the material terms of the Employment Agreement and the Consulting Agreement, do not purport to be a complete description of the Employment Agreement or the Consulting Agreement, and are qualified in their entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 and the Consulting Agreement, a copy of which is filed as Exhibit 10.2, and each of which is incorporated herein by reference. A copy of the press release announcing the appointment of Mr. Clendening is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are included with this Report:

Exhibit 10.1	John S. Clendening Employment Agreement

Exhibit 10.2	William J. Ruckelshaus Consulting Agreement

Exhibit 99.1	Press Release dated March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2016

BLUCORA, INC.

By:	/s/ Mark Finkelstein
Mark Finkelstein
Chief Legal & Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit 10.1	John S. Clendening Employment Agreement

Exhibit 10.2	William J. Ruckelshaus Consulting Agreement

Exhibit 99.1	Press Release dated March 15, 2016